FOR IMMEDIATE RELEASE Nasdaq: NSIT

INSIGHT ENTERPRISES, INC. REPORTS PRELIMINARY
FIRST QUARTER 2013 RESULTS

TEMPE, AZ – April 18, 2013 – Insight Enterprises, Inc. (Nasdaq: NSIT) (the “Company”) today reported that net sales for the quarter ended March 31, 2013 are expected to be approximately $1.2 billion, representing a decrease of approximately 5% from the first quarter of 2012. Net sales for the first quarter are expected to be approximately $747 million, $387 million and $48 million in North America, EMEA and APAC, respectively. Earnings from operations for the first quarter are expected to decline to approximately $17 million, excluding severance and restructuring expenses. Diluted earnings per share, before severance and restructuring expenses, are expected to be between $0.22 and $0.27 per share. These results include an estimated effective tax rate of 28%, which includes certain tax benefits recorded during the quarter.

The results for the quarter are expected to include approximately $2.7 million, $1.9 million net of tax, of severance and restructuring expenses related to the elimination of certain positions based on a re-alignment of roles and responsibilities.

These first quarter results were primarily driven by (1) lower than expected revenues in North America, and (2) a decrease in gross margin of approximately 190 basis points in EMEA.

“Our first quarter financial results were weaker than expected as we continued to experience lower volume in the large enterprise space in North America, which significantly impacted our financial performance during the quarter. While EMEA grew top line revenue, gross margin declined due to changes in business and client sales mix in the quarter,” commented Ken Lamneck, President and Chief Executive Officer. “Given our recent performance, we are evaluating opportunities to improve our operational and financial performance in North America and EMEA; however, we remain committed to our long-term strategy to expand our capabilities and to invest in key markets,” he added.

No conference call will be held in conjunction with the release of these preliminary financial results. The Company will have no further comment until May 1, 2013, when the Company will issue its press release with full financial results for the first quarter and its updated guidance for the remainder of 2013. The Company will host a conference call at 5:00pm ET on Wednesday, May 1, 2013. The conference call will be webcast live, and the live call and related replays of the conference will be accessible online through the investor relations section of the Company’s website, insight.com, at: http://nsit.client.shareholder.com/index.cfm.

The information contained in this release is as of the date of this release.  The Company cautions that its anticipated net sales, earnings from operations, earnings per share, margins, severance and restructuring expenses, segment results and effective tax rate are forward-looking statements, are preliminary, are based on the best information currently available, and are subject to completion of the financial statements for the first quarter of 2013.  Actual results could differ materially.  Among the factors that could cause actual results to differ materially from projected future results are that the process of closing the Company’s books for the first quarter of 2013 is not yet complete and the review by the Company’s auditors is in process.  The Company assumes no obligation to update forward-looking statements contained in this release as a result of new information or future events or developments.

Contacts:	Glynis Bryan	Helen Johnson
	Chief Financial Officer	Senior VP, Treasurer
	Tel. 480-333-3390	Tel. 480-333-3234
	Email glynis.bryan@insight.com	Email helen.johnson@insight.com